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                                                             EXHIBIT 99


FOR IMMEDIATE RELEASE:
Monday, August 19, 1996



                COMMONWEALTH ALUMINUM CORPORATION TO ACQUIRE
               CASTECH ALUMINUM GROUP INC. FOR $20.50 IN CASH


            New York, N.Y. (August 19, 1996) -- Commonwealth Aluminum Corporation ("Commonwealth")(Nasdaq/NM:CALC) and Castech Aluminum Group Inc. ("CasTech") (NYSE:CTA) today jointly announced that they have entered into an agreement that provides for Commonwealth to acquire all of the outstanding shares of CasTech for $20.50 per share in cash. The acquisition will create the largest independent aluminum rolling operation in the United States. The combined entity will have operations located in Louisville and Lewisport, Kentucky, Akron, Bedford and Uhrichsville, Ohio, and Carson, Long Beach and Torrance, California, and will have annual shipments in excess of 900 million pounds of aluminum sheet and over 475 million feet of electrical wiring products. Commonwealth, a low cost producer of common alloy sheet through the traditional direct chill casting technology, will acquire the leading manufacturer of continuous cast aluminum sheet. Commonwealth President and Chief Executive Officer, Mark V. Kaminski, said, "CasTech is one of the technological leaders in continuous casting. Its patents and proprietary know-how put the combined entity in a unique position to create opportunities for international growth."

            Commonwealth will commence a cash tender offer for all shares of CasTech common stock within five business days at a price of $20.50 a share, the companies said. The offer will be conditioned on, among other things, at least a majority of the fully diluted shares of CasTech common stock being validly tendered. The merger agreement contemplates that shares not purchased in the tender offer will receive $20.50 per share in a subsequent merger. Commonwealth has obtained a financing commitment for the acquisition from National Westminster Bank, Plc; the tender will not be contingent on financing.

           Kaminski said, "This transaction positions Commonwealth to better and more efficiently serve our customers and to reduce our production costs and earnings volatility. The acquisition of CasTech is expected to be accretive to Commonwealth's earnings in the first full year of combined operations and promises to provide significant

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value to our shareholders and expanded opportunities for the employees of both CasTech and Commonwealth. Above all, this combination will provide Commonwealth with a unique opportunity to accelerate and expand its growth in new aluminum markets. Furthermore, the acquisition of CasTech's ALFLEX Division provides additional growth opportunities in the flexible conduit, cable and electrical products markets."

            CasTech's President, Norman E. Wells, Jr., stated, "I am extremely proud of CasTech's accomplishments over the past several years. The combination of these two groups will make Commonwealth a technological leader in the aluminum industry -- well positioned for strong future growth."

            Commonwealth, a leading manufacturer of aluminum sheet in the transportation, construction and consumer durables end-user markets, is headquartered in Kentucky, posted sales of $672 million in 1995 and employs approximately 1,100 people.

            CasTech and its subsidiaries are the nation's leading manufacturer of continuous cast aluminum sheet. The Company manufactures aluminum sheet from recycled aluminum utilizing low cost, scrap-based mini-mill production technology. The Company is also a leading manufacturer of electrical flexible conduit and prewired armored cable, which are made principally from aluminum sheet manufactured by the Company. CasTech posted sales of $418 million in calendar year 1995, has 825 employees and is domiciled in California.

            Commonwealth is being advised by Morgan Stanley & Co.
Incorporated, who will also act as dealer manager on this transaction. CasTech is being advised by Merrill Lynch & Co.

            For further information contact Henry E. Ford, Manager of Investor Relations for Commonwealth at 502-295-5372.